[Cooley Godward Kronish LLP Letterhead]	Exhibit 5.1

May 28, 2009

Omnicell, Inc.

1201 Charleston Road

Mountain View, CA 94043

Re:          Omnicell, Inc.

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Omnicell, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to: (i) 6,951,727 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), pursuant to the Company’s 2009 Equity Incentive Plan (the “2009 Plan Shares”) and (ii) 2,622,426 shares of Common Stock, pursuant to the Company’s Amended and Restated 1997 Employee Stock Purchase Plan, as amended (the “1997 Plan Shares,” and together with the 2009 Plan Shares, the “Shares”).

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Company’s 1997 Employee Stock Purchase Plan (the “1997 Plan”), the Company’s 2009 Equity Incentive Plan (the “2009 Plan” and together with the 1997 Plan, the “Plans”) and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the applicable Plan and the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD KRONISH LLP

By:	/s/ Sally A. Kay
Sally A. Kay, Esq.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM